EXHIBIT 99
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   FROM:       Franklin Templeton Investments
               Corporate Communications: Lisa Gallegos (650) 312-3395 Investor Relations: Alan Weinfeld (650) 525-8900 franklintempleton.com

               IBM
               Media Relations: Nancy Kaplan (914) 766-4265
               Nkaplan@us.ibm.com

                                                           FOR IMMEDIATE RELEASE


               FRANKLIN TEMPLETON INVESTMENTS AND IBM SIGN 10-YEAR
                          TECHNOLOGY SERVICES AGREEMENT

   SAN MATEO, CA and SOMERS, NY, February 28, 2001 - Franklin Resources, Inc. (Franklin Templeton Investments) (NYSE: BEN) and IBM today announced a 10-year technology services agreement whereby IBM Global Services will provide information technology services to Franklin Templeton Technologies, the information processing division of Franklin Templeton Investments.

   IBM will assume the management of Franklin Templeton's data center and distributed server operations. IBM will automate current operations by implementing new enterprise systems management architecture, and will continue to modify and update these systems as Franklin Templeton's business and technology needs evolve.

   The service agreement, valued at approximately $480 million, will also involve the transfer of 149 Franklin Templeton Technology employees to IBM Global Services. IBM will assume the costs related to the transferred Franklin Templeton Technology employees, as well as certain other costs and obligations.

   "This alliance is part of our ongoing efforts to enhance Franklin Templeton's technology platform and refocus internal resources on other strategic initiatives such as eBusiness, business integration and systems development," said Allen J. Gula, Jr., member of the Office of the President and chief information officer of Franklin Templeton Investments. "We are doing this to gain operational efficiency, to improve our customer service and to leverage the global expertise and economies of scale that IBM offers in the area of technology support service."

   "IBM has world class experience servicing the IT needs of leading financial institutions," said Bob Zapfel, general manager, Financial Services Sector, IBM Global Services. "We will work with Franklin Templeton to deliver a high level of performance from its technology infrastructure."

   IBM Global Services is the world's largest information technology services provider, with 2000 revenues of more than $33 billion. In addition to consulting, IBM Global Services is the world leader in IT outsourcing, hosting and systems services. IBM Global Services employs more than 150,000 professionals serving customers in 160 countries. IBM Corporation is the world's largest information technology company, with 80 years of leadership in helping businesses deploy technology for business advantage.

   Franklin Resources, Inc. is a global investment organization operating as Franklin Templeton Investments. Through its subsidiaries, Franklin Templeton Investments provides global and domestic investment, shareholder and distribution services to the Franklin, Templeton and Mutual Series funds and institutional accounts, as well as separate account management services. The San Mateo, CA-based company has over 50 years of investment experience and approximately $232 billion in assets under management as of January 31, 2001. For more information, please visit franklintempleton.com or call 1-800/DIAL BEN(R).

   FORWARD-LOOKING STATEMENTS:
   Statements in this presentation regarding Franklin Resources, Inc.'s business which are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks, uncertainties and other important factors that could cause the actual results and outcomes to differ materially from any future results or outcomes expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include the following:

     * We face strong competition from numerous and sometimes larger companies.
     * Competing securities dealers and banks could restrict sales of our funds.

     * Changes in the distribution channels on which we depend could reduce our revenues and hinder our growth.

     * New share classes that we have introduced yield lower revenues and have reduced operating margins.

     * If our asset mix shifts to predominantly fixed-income products, our revenues could decline.

     * We have become subject to an increased risk of asset volatility from changes in the global equity markets.

     * The levels of our assets under management are subject to significant fluctuations.

     * We face risks associated with conducting operations in numerous foreign countries.

     * General economic and securities markets fluctuations may reduce our sales and market share.

     * Our inability to meet cash needs could have a negative effect on our financial condition and business operations.

     * We  face  increased   competition  in  hiring  and  retaining  qualified
       employees.

     * Our emerging markets portfolios and related revenues are vulnerable to political and economic risks associated with emerging markets.

   For a discussion of such risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in Franklin Resources' Annual Report, Form 10-K for the most recently ended fiscal year as well as other documents filed by the company with the Securities and Exchange Commission.

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